D&E COMMUNICATIONS, INC.	PRESS RELEASE

FOR IMMEDIATE RELEASE March 16, 2005	CONTACT: W. Garth Sprecher (717) 738-8304

D&E Communications Appoints James W. Morozzi as Chief Executive Officer

EPHRATA, PA -- D&E Communications, Inc. (Nasdaq:DECC), a leading provider of integrated communications services in central and eastern Pennsylvania, announced today that its Board of Directors has appointed James W. Morozzi as its Chief Executive Officer.

Morozzi was President of Exelon Communications, which provided telecommunications networks and services to customers throughout the Philadelphia region. He begins work at D&E on March 16.

"I am excited about the strong background in competitive telecommunications that Jim brings to D&E," said G. William Ruhl, D&E's Chairman and President, who led the company's search for an executive to succeed him in the role of CEO. "He has extensive experience in building communications companies, specifically in southeastern Pennsylvania markets. I am confident that Jim's expertise in both engineering and business will be valuable in refining our strategy and leading D&E in the next stage of our transition from a local telephone company into a competitive integrated communications provider."

"In D&E, I see a company with a history of success, a strong reputation and a great opportunity for growth," Morozzi said. "Like other companies in our industry, D&E is moving into uncharted territory, with increasing competition from new technologies. That's appealing to me. I enjoy the challenge of navigating new terrain and determining the best path to success. The key is for me to ask the right questions and to work with my new colleagues to advance our strategy, enabling D&E to achieve its full potential."

Serving as President of Exelon Communications from 2001 to 2004, Morozzi built the business into a $475 million subsidiary of its parent company, Exelon Corporation of Chicago, IL. Exelon Communications, based in Bala Cynwyd, PA, operated a competitive local exchange business with Telcove Communications and a wireless phone business in partnership with AT&T Wireless.

Morozzi had worked for PECO Energy Company of Philadelphia from 1986 to 2001. PECO and Unicom Corp. merged to form Exelon in 2000. At PECO, Morozzi worked as Business Leader/Vice President of AT&T Wireless of Philadelphia, Corporate Strategist for Corporate Planning and Development, and Supervising Engineer for Electric Operations.

He is a member of the American Management Association and the Institute of Electrical & Electronics Engineers. Morozzi formerly served as chairman of the management committee of PECO Telcove Communications and as a board member of AT&T Wireless PCS of Philadelphia, LLC.

A 42-year-old resident of Eagleville, PA, Morozzi earned a Bachelor of Science degree in Electrical Engineering and a Master of Business Administration from Drexel University in Philadelphia. He also completed the senior executive program at Columbia University's Columbia Business School in New York.

D&E is an integrated communications provider offering high-speed data, Internet access, local and long distance telephone, voice and data networking, network management and security, and video services. Based in Lancaster County, D&E has been serving communities in central Pennsylvania for more than 100 years. For more information, visit www.decommunications.com.

This press release may contain forward-looking statements. These statements are based upon the current beliefs and expectations of D&E's management concerning the development of our business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. These include factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.